UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 10-12G
___________________

General Form for Registration of Securities Under Section 12(g) of the Securities Exchange Act of 1934

ADB INTERNATIONAL GROUP, INC.
(Exact Name of Registrant As Specified In Its Charter)

New Jersey	22-2930106
(State of Incorporation)	(I.R.S. Employer Identification No.)

1440 West Bitters Road, #1931, San Antonio, TX	78248
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, Including Area Code: (407) 496-3000

  Securities to be Registered Under Section 12(b) of the Act:
None
(Title of Class)

Securities to be Registered Under Section 12(g) of the Act:
Common Stock, $0.0001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act) or a smaller reporting company

Large Accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☒

PART I

ITEM 1. DESCRIPTION OF BUSINESS Back to Table of Contents

Some of the statements contained in this registration statement on Form 10-12g of ADB International Group, Inc. (hereinafter the "Company", "We", “ADBI” or the "Registrant") discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as "anticipate", "plan", "believe", "expect", "estimate", and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader, whether investing in the Company's securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

-	the success or failure of management's efforts to implement the Registrant's plan of operation;
-	the ability of the Registrant to fund its operating expenses;
-	the ability of the Registrant to compete with other companies that have a similar plan of operation;
-	the effect of changing economic conditions impacting our plan of operation;
-	the ability of the Registrant to meet the other risks as may be described in future filings with the SEC.

General Background

The Company was incorporated under the name Creative Learning Products, Inc. in the State of New Jersey on August 31, 1988 and changed its name to Creative Gaming, Inc. in May 1997. The Company changed its name to Management Services, Inc. in October 2006. In August 2008, the Company changed its name to Centriforce Technology Corp. In May 2010, the Company changed its name to its current name, ADB International Group, Inc.

We are a development-stage company that has been engaged in the water treatment industry since 2008, when we began working to develop a new line of water desalination products. We have not generated any revenues from our water desalination products but continue to incur general corporate operating expenses related to being a public company. While we continue to have interest in the development of water desalination products, we have determined that it would be in the best interests of our shareholders and a better allocation of our limited financial and personnel resources to pursue joint ventures with third parties to become a distributor of existing water treatment technology products, principally in the North American market. We believe that focusing our efforts on the distribution of products manufactured by third parties, will require far fewer financial and personnel resources than those currently available to the Company, and far less than those that would be required for completion of development of our water desalination product.

Recent Developments

In furtherance of our business plan of entering into third-party arrangements in the water treatment industry, in February 2012 we entered into separate memorandums of understanding ("Memorandums") with Treatec21 Industries Ltd, (treatec21.com/Eng/), an Israeli-based public company, and Green Eng Ltd, (en.greeneng.biz/), also an Israeli company, both of which are engaged in the water treatment industry. The Company continues to negotiate with both entities and, while there can be no assurance the Company believes it will finalize formal license agreements with one or both entities in the near future. As contemplated, the license agreements will provide for the grant to the Company of exclusive licenses to sell certain water treatment technology products in the United States, Canada and Mexico. The water treatment products were developed in Israel, have been commercially successful in Israel and Europe and we believe should also be commercially successful in North American markets, subject to our ability to raise capital.

The Company – Introduction

The Company’s business objective is to conclude negotiations with Treatec21 and GreenEng to acquire exclusive licenses for distribution rights to their water treatment products for North America and thereafter enter into new licensing agreements with other companies to distribute related products and technologies in Israel and other regions. Our initial focus will be to successfully commercialize these water treatment products in North America through direct sales in order to gain market penetration. The Company believes that the Treatec21 and GreenEng water treatment products and other water treatment technology products for which it is able to gain distribution rights should be accepted as innovative technologies, which have the potential to be very competitive in the water treatment market.

The U.S. Environmental Protection Agency (EPA) and NSF International (NSF), an independent third party testing laboratory accredited by the EPA, have partnered to form an Environmental Technology Verification (ETV) Protocol that most states and other jurisdictions currently require for water treatment technology products to be sold in their respective states/jurisdictions. None of the Treatec21 or GreenEng water treatment products have yet been sold or installed in the U.S. or, to our knowledge, in Canada or Mexico. Neither these water treatment products nor any other water treatment system can be sold in the U.S. without the prior approval of the EPA. Upon our execution of license agreements with Treatec21 and GreenEng, we plan to seek approval from the EPA conducted by NSF International, which we believe should take approximately nine months to one year.

In addition, NSF has a Standard 61 test that is required for water disinfection technology products that concern drinking water systems. This Standard 61 test is required throughout the U.S. to determine if chemicals or compounds from the product’s structure are leeched into the water. This Standard 61 testing protocol for leeched contaminants from the water treatment product is considered simpler than the ETV certification and can be concurrently conducted by NSF.

Marketing Strategy-Water Treatment Technology Products

To date, the Company’s business activities in the water treatment technology product industry have been limited to organization, initial capitalization, business and product research, securing marketing and distribution agreements, preparing a comprehensive business and operating plan, evaluating the regulatory requirements to sell water treatment products in the U.S., Canada and Mexico and undertaking a marketing feasibility study. Extensive research has been done on competing water treatment technologies which resulted in the execution of the Memorandums with Treatec21 and GreenEng, companies that we believe have competitive and innovative water treatment technologies.

At present, our Company's plan is to focus its efforts and resources to serve as a marketing entity and do not currently plan to devote any significant efforts to engage in the design, development or manufacturing of products. During the initial phase of our marketing plan, subject to successful negotiation of our license agreements with Treatec21 and GreenEng, among other license agreements, receipt of approval from the EPA, of which there can be given no assurance, we intend to market and sell certain innovative water treatment products. To date, we have not entered into formal license agreements nor generated any revenues from marketing water treatment products or related operations.

Our expenses consist of general and administrative expenses and management’s activities in connection with our business plan. If necessary funding is obtained and approval to sell the units in North America, we intend to accomplish the following:

1. Establishing effective marketing channels for our water treatment technology products through direct sales as well as a network of distributors or dealers in selected markets in the United States;
2. Generating revenues in these markets; and
3. Having our partners agree to sell their water treatment products under a brand label to be determined

In addition to the risk factors set forth hereinbelow, additional obstacles which we may encounter in selling our water treatment technology products include: 1. Our target market may not be receptive to our innovative water treatment technology products;

2. Potential customers may not be willing to pay the prices that we must establish in order to market our products profitably;
3. Distributors and dealers may not agree to carry our water treatment technology products at satisfactory terms or continue to carry our products if we fail to meet the standards set forth in our distribution agreements; and
4. We may be unable to establish new distributors or dealers in our marketing territory if our performance with those channels during our initial launch does not demonstrate a level of opportunity consistent with their standards.

Reference is made to the more complete risk disclosures contained under "Risks Related to Our Company and Our Industry" in Item 1A below.

The Water Treatment Market

The water treatment market is rapidly growing and a primary component of the world’s basic needs market. Demand forecasts for water treatment products, both chemical and non-chemical, is projected to increase significantly in the years to come. With over 20 large target industries benefiting from clean water, i.e.; household and commercial users, food processing, food service, beverages and water bottling, agricultural, medical and pharmaceutical, recreation, , etc. and with an ever-present threat of water-borne diseases and other biohazard and inorganic aquatic health threats, along with mechanical corrosion issues, the clean water industry is paramount in importance to the U.S., the rest of North America and world-wide. There are various competing water treatment technologies currently being offered or under development in the North American market.

Our Business Strategy

To implement and complete the first phase of our business plan, as well as to finalize our licenses agreements to allow us to execute our business plan, we plan to raise capital through debt and equity financing and estimate that we will require up to $2,000,000 during the next twelve months to commence active commercial operations. There can be no assurance that we will be successful in finalizing our license agreements with Treatec21, GreenEng or any other third parties, nor can there be any assurance that we will be able to raise the necessary capital, whether through debt or equity, at terms and conditions that will be in the best interest of the Company or our shareholders, if at all. We do not have any financing arrangements in place and we may not be able to secure such financing when and as required. In the event that we are successful in executing license agreements and raising necessary financing, of which there can be no assurance, we will still be dependent upon our ability to successfully implement our business plan in a timely basis.

We currently intend to raise the capital necessary to fund our business through the private offering(s) of our common stock or units consisting of common stock and stock purchase warrants although there can be no assurance that we will be successful in raising equity capital in this manner. Obtaining the requisite capital would be subject to a number of factors including, but not limited to, investor acceptance of our business strategy, general investor sentiment, overall market conditions and the economy in general. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

Phase 1: Negotiation and finalizing of our license agreements, finalization of the strategic marketing plan, initial start-up capital realization through private stock offering(s), undertaking independent testing, securing EPA and State certification, and hiring/training sales and technical personnel.

Phase 2: Initiation of marketing and sales activities in selected markets in the United States followed by Canada and Mexico. Full scale commercialization of the water treatment products, including industrialization and after-sale service agreements, for the markets covered by the license agreements.

Our objectives are to:

(a) Obtain EPA approval and NSF Verification.
(b) Enter and cover all market segments in the U.S., Canada, and Mexico.
(c) Establish our products as among the leading water treatment systems,

Initially, we do not plan to produce any water treatment products or components. Rather, we plan to act as an exclusive distributor for certain water treatment products developed by third-parties in the United States, Canada and Mexico, based upon securing license agreements.

Description of Water Treatment Technology Products

Multi-Stage Biological System

A Multi Stage Biological System (the “MSBS”) enables very efficient treatment of both municipal and industrial wastewater providing for both lower costs and higher quality effluents – resulting from the use of a multi-stage continuous process. Since there is no accumulation of organic sludge in this process, there is no need to continuously remove and treat it as in other systems. Therefore, operational costs are significantly cheaper than comparable technologies.

Ultraviolet Technology and Advance Oxidation

This technology is a natural treatment system using no chemicals. Ultraviolet (“UV”) has long been known as a natural process of purification. UV technology offers a proven and accepted environmentally friendly method for wastewater purification.

All microorganisms can be effectively destroyed by UV light in the 200-315 nm regions, resulting in their loss of ability to infect humans, animals, food and plants. Today, UV technology is increasingly replacing traditional chemical disinfectants due to the following features:

- Absence of harmful byproducts;
- Reduction in the use of chlorine thus increasing safety, reducing storage safety issues and prevention of further contamination of soil; and
- Increased effectiveness when compared to alternatives (especially against viruses). Savings on space and reduced maintenance costs, as no chemicals are introduced into the water.

MSBS based on an ISO standard container

This system incorporates MSBS technology in a 20/40 feet ISO standard container.

- Permits mobility and positioning of the system at any convenient place;
- Modular design facilitating easy increase/reduction of the capacity by adding or removing units;
- Ranging from 25 m3/day to 500 m3/dayl and
- Installing solar panels on the roof to generate electricity is optional.

Cylinder based MSBS (above ground or underground)

Hermetically sealed tanks of different sizes.

Buried depuration systems with minimal protruding above-the-surface parts can be placed near residential areas and in public parks due to:

- Closed construction protected against possible odors;
- Emergency system facilitating evacuation of effluents in case needed;
- Continuous remote control of the system; and
- Standard sizes ranging from 25 m3/day to 1,000 m3/day.

Ozochef Systems

Ozochef is a system which provides comprehensive disinfection solution for industrial kitchens, restaurants, hotels and other such uses. This system enables disinfection of food, work tools, working surfaces and workspace. Disinfection is achieved by using ozone-enriched cold water at exact concentrations suitable for several disinfection purposes. Although different dosages are needed for different disinfection applications, ozochef automatically regulates the dissolved ozone dosage to immediately adjust for particular usages.

There are major advantages of ozochef over current food preparation/production systems:

- major improvement in disinfection and food hygiene;
- Extending the shelf life of food products and deliverables;
- Significant savings in chemicals costs in the kitchen;
- Automatic disinfection which is independent of labour depended procedures; and
- Work environment free of odor nuisances.

Competition

Water treatment and purification systems with increasing levels of complexity and effectiveness have been put into operation worldwide for a number of years, with significant competition at all levels. However, conventional mechanical and chemical purification processes, including hyperchlorination, heat flushing, copper/silver ionization, chlorine dioxide dosing, and other means have proven to be insufficient in preventing the transmission of water borne disease through this essential nutritional element that water represents. That is one reason why a continuing and substantial number of water borne outbreaks and disease from potable water sources occur on a virtually continuing basis in both the developed and developing world. Recognizing that special disinfection methods had to be developed to eliminate micro-organisms such as bacteria and viruses, heavy chlorination and other chemical treatments, and more recently UV and Ozone treatments, have been introduced.

We believe that the water treatment technology products we intend to distribute, while not yet tested in our markets, have the potential to be well-accepted in the North American market based on our belief that the water treatment products that will be subject to our license agreements have few negative attributes, have innovative and dependable technology, requires little maintenance and are cost-effective.

We also believe that we will be able to achieve a competitive advantage, notwithstanding our limited resources and lack of market presence, based on the innovative technologies we expect to market under license agreements as well as by the price advantages we expect. While we will be competing against companies with far greater resources and established history of successful operations, we believe that the companies with which we will compete and their products at present are less efficient and more expensive than our water treatment technology products. Notwithstanding our belief in our potential competitive advantages, our competitors will be far larger and have well-established market reputations and have substantially more financial and other resources than our company.

In order to be successful, we will have to overcome the expected market resistance that we will confront by offering new products with new technical solutions for the water treatment industry. There can be no assurance that we will be able to become successful and compete in this market. Potential customers in our target market may be unwilling to place significant purchase orders from an under-funded, development-stage company such as ours, having no proven track record and limited personnel. However, we believe that there should be significant demand that we can generate for our innovative water treatment technology system and its competitive advantages.

The competitive environment that we may confront may adversely affect our sales, as well as our capacity to hire and retain qualified personnel or secure and retain customers. There can be no assurance that we will be able to successfully compete based on these factors. As part of our plan to compete successfully, we plan to promote the innovative technology implemented in our water treatment products, with competitive pricing, customer service and highly reliable, quality products.

Marketing and Sales

Once certification has been granted by the EPA, we intend to focus our sales and marketing program directly toward certain applications. Our most important target markets will be those where water safety is paramount; in facilities and industries where people are exposed to environmental hazards, where expensive and reputation tarnishing lawsuits are in abundance or may be expected, and where other competing products are failing to properly address these issues. Three primary markets have been researched and evaluated by our management. These three markets are hospitals, hotels and applications for mobile disaster relief. Secondary marketing targets are water cooling towers, food processing facilities, retirement homes, spas, schools, industrial plants, public fountains, pools and water slide parks.

Our marketing plan will involve attending trade shows and undertaking a direct marketing program to certain target customers in the U.S. Marketing efforts will initially be concentrated in the States of Texas and California. The Company is developing a comprehensive marketing brochure to define the differences between our water treatment technology systems compared to those presently available in the market.

Contemporaneous with seeking the timely receipt of the necessary regulatory approvals from the EPA, we will develop all the appropriate technical brochures, sales presentations, marketing materials and hire and train a sales team. We intend to initiate meetings with potential customers and attend key trade shows, at which we will present our water treatment technology products. The identification of potential customers will be determined through a comprehensive analysis of the existing water treatment market. We will also seek to develop relationships with scientists, organizations, associations, insurance companies, government agencies and media to further our marketing efforts.

We intend to deliver to target customers comprehensive marketing materials that address the benefits from the purchase and use of our water treatment technology products. Our marketing mission will be focused on educating potential customers by delivering detailed information about how and why our water treatment technology products provide a unique technical solution to their water treatment needs. We also intend to present our products to companies in the construction industry, inviting them to incorporate our water treatment technology products and systems into their new and existing building projects.

Patents, Trademarks, and Copyrights

We have not filed for any patent, trademark or copyright protection to date. To the extent that we determine that such protection may be necessary, our present plan is to work with our licensors using the protection that they may have or obtain, if possible.

Employees

At present, we have no full-time or part-time employees. During the next twelve months, we believe that we may be required to hire a limited number of either full or part-time employees to further our business plan related to the distribution of water treatment technology products. In addition, we may engage the services of consultants in the sales and marketing field as we develop our management and operations team. Our hiring plan is dependent upon available financial resources. We expect that when we have finalized the licenses agreements, the timing of which we cannot assure, and assuming that our resources are sufficient, that we will need to hire up both part-time and full-time employees for our growing operations.

Legal Proceedings

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

Governmental Regulation

None of our water treatment technology products has yet been sold or installed in the U.S., Canada or Mexico, and no system can be sold in the U.S. without approval of the EPA, based on testing that is done by NSF. The EPA and NSF have partnered to jointly develop an Environmental Technology Verification (ETV) Protocol that most states require. In developing a testing strategy and timeline with NSF for sales approval, we have estimated that about one year would be needed for the ETV testing.

NSF has in place a Standard 61 leeching test for water disinfection units for potable water systems that is required throughout the U.S. to determine if chemicals or compounds from the unit’s structure are leeched into the water. A much simpler Standard 61 testing protocol for leeched contaminants from the unit can be concurrently done by NSF and is estimated to take about two months. Standard 61 is not overseen directly by the EPA, but is required by individual states to allow products to be sold within their state. Any water treatment device that has “wetted parts”, or parts that come in direct contact with drinking water, must have those parts tested for acceptable levels of leeched contaminants into the drinking water. Specific parts are exposed to different water temperatures and pH level variables for certain lengths of time to determine if any unacceptable levels of contaminants enter the water. Once Standard 61 testing is concluded, the tested unit category will earn the NSF 61 mark.

If we decide to enter into the swimming pool and bathing water system market, a Standard 50 testing must be undertaken to determine if adequate microbial eradication takes place. Each individual state governs its own regulations as related to water disinfection products and the ETV Protocol. California, for example, requires pre-approval of the testing protocol be used for the ETV laboratory testing of microbial eradication so that it meets their standards, and California also requires that certain standards be met depending upon the use of the water disinfection unit, such as Standards 51 and 60. Certain other non-governmental agencies might also be required to inspect the units for adequacy on such things as seismic activity durability.

Electrical safety and grounding testing is another regulation that is typically required by state certification programs, which testing is often done by Underwriter Laboratories (“UL”). This type of approval is necessary for selling and installing any electrical device within the United States. Due to electrical components, motors, and wires, our water treatment technology must undergo an investigation by an accredited product safety laboratory such as UL for testing of equipment risk and certification. This process is estimated to take two months and could cost $25,000 or more.

ITEM 1A. RISK FACTOR Back to Table of Contents

This Registration Statement on Form 10-12G contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the market in which we operate, our beliefs and our management's assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as "expects", "anticipates", "targets", "goals", "projects", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict or assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

If we are unable to meet certain milestone and minimum annual sales obligations that may be contained in our License Agreements, we could lose the exclusivity of our license and the licensor could terminate the license agreement.

The license agreements we are finalizing with our initial two licensing partners may require us to meet a number of specific milestones by certain dates, which, if we fail to achieve, may result in our license agreements becoming non-exclusive, damaging our competitive situation and/or provide the licensor with grounds to terminate the agreement. In addition, we may be required to meet certain minimum annual sales volumes based on net purchase value of sales. If we are unable to meet those minimum annual sales volumes, if any, our license could become non-exclusive and/or could be terminated.

If we are unable to obtain EPA approval to commercially sell the water treatment technology products in the United States, the license agreements could revert to a non-exclusive license and our licensor could terminate the license agreement.

We expect that under the terms of the license agreements with our licensors, we will be required to gain approval from the EPA. The verification and certification process leading to such approval involves extensive testing and is an expensive process. We expect that we will have to raise capital, in an amount not yet ascertainable, to pay for the independent verification and certification process leading to approval. We intend to raise capital through the sale of equity so that we can begin the testing process with NSF.

We will have to pay license fees, royalties, and purchase products using a different currency.

Fees and royalties to our licensors, as well as minimum annual sales targets and purchases from licensors may be in the currency of Israel. We may also be required to purchase wholesale goods from our licensors in Israel. In the event that the U.S. dollar declines in value compared to the Israeli currency, the cost of our purchases could significantly increase as would fees payable under the license agreements and the minimum annual sales targets we are expected to meet.

If we are unable to establish sufficient sales and marketing capabilities in the U.S. or enter into agreements with third parties to sell and market our products, we may not be able to meet milestones required by our license agreements not be able to generate revenues.

We do not currently have in place an organization for the sales, marketing and distribution of our planned water treatment technology products. In order to market any products, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these larger companies. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate revenues and may not become profitable.

We may be subject to product liability claims.

The sale of the water treatment technology products in the future may expose us to the risk of significant losses resulting from product liability. Although we intend to obtain and maintain product liability insurance to offset some of this risk, we may be unable to secure such insurance at acceptable terms, if at all, or such insurance may not cover certain potential claims against us.

We may not be able to afford to obtain insurance due to rising costs in insurance premiums in recent years. If we are able to secure insurance coverage, we may be faced with a successful claim against us in excess of our product liability coverage that could result in a material adverse impact on our business. If insurance coverage is too expensive or is unavailable to us, we may be forced to self-insure against product-related claims. Without insurance coverage, a successful claim against us and any defense costs incurred in defending ourselves may have a material adverse impact on our operations.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have only a limited operating history from which to evaluate and implement our business plan. We have not generated revenues to date. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development. We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of the markets in which we must compete, our historical financial data is of limited value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning future revenues. However, our ability to generate revenues depends largely on purchase orders generated from hospitals, hotels, retirement homes, government buildings, and other organizations.

Moreover, if we generate orders from hospitals, hotels, retirement homes and government buildings, among other target customers, the size of any future revenues depends on the choices and demand of individual customers, which are difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations, and financial condition.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past or any particular interim future results as any indication of our future performance. Our quarterly and annual expenses are likely to increase substantially over the next several years, and revenues from the sale of our water treatment technology products may not meet our expectations or cover our expenses. Our operating results in future quarters may fall below expectations. Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share. Each of the risk factors listed in this “Risk Factors” section may affect our operating results.

Our business, the technology and the water treatment industry are constantly changing and evolving over time. Furthermore, we compete in an unpredictable industry and regulatory environment. Our ability to succeed depends on our ability to receive approval from the EPA and being able to successfully compete in the water treatment market. As such, our actual operating results may differ substantially from our estimates.

We have not generated revenues, are currently operating under a net loss, and there is no guarantee that we will ever earn a profit.

Since our inception up to the accounting period ended on September 30, 2012, we have not generated any revenues and have an accumulated deficit of $2,264,746 as of September 30, 2012. The Company does not currently have any revenue producing operations and it should be anticipated that we will operate at a loss at least until such time we start selling our water treatment technology products, the timing of which there can be no assurance.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and development and so may be forced to scale back or cease operations or discontinue our business. You could lose your entire investment.

We will need to obtain additional financing in order to complete our business plan. We are a development stage company with operations limited to license negotiations and we have no revenues. We do not have sufficient capital to enable us to commence, implement and complete our business plan and based on our current operating plan, we do not expect to generate revenues that are sufficient to cover our expenses for at least the next twelve months. We expect that we will require up to $2,000,000 in financing during the next twelve to implement our business plan. There is no assurance that we will be successful in raising these funds or that the terms and conditions of these funds will be in the best interest of our Company or our shareholders. We do not have any arrangements for financing and we may not be able to find such financing if required. We will seek to raise the capital necessary to fund our business through a private offering(s) of our common stock or units consisting of common stock and stock purchase warrants. Obtaining additional financing would be subject to a number of factors, including investor acceptance of Company’s business strategy, its technology, investor sentiment and general market and economic conditions. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

We anticipate that the limited amount of funds that we raised from private investors pursuant to subscription agreements and funds advanced from management will not be sufficient to satisfy our cash requirements for the next twelve-month period. Also, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

1.	we experience delays in the EPA/NSF approval process;
2.	we incur unexpected costs in our independent testing programs;
3.	we are unable to create a substantial market for our products;
4.	we incur any significant unanticipated expenses; and
5.	we find that we need to spend additional funds to educate the market and promote our new water treatment technology products.

The occurrence of any of the aforementioned events could prevent us from pursuing our business plan in a timely manner, delay our plans for expanding our business operations and prevent or delay our ability of achieving a profitable level of operations.

We will be dependent almost exclusively on our ability to raise capital to pay for the continued development of our business and the marketing of our products, rather than being able to rely on cash flow from operations. Such outside capital may include the sale of shares of common stock or units which will include common stock and warrants, shareholder and director advances and/or debt financing, if available. We have no commitments from our shareholders or director to subscribe for additional shares or advance funds to the Company and there can be no assurance that capital will continue to be available if necessary to meet our operating expenses or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

We have not proven that we can generate revenues or profits. If we fail to generate revenues and achieve profitability, investment in our securities may result in the total loss of any investment, which may become worthless.

We have no operating history and have not proved we can operate successfully. We face all of the risks inherent in a new business. If we fail, investments in our common stock will become worthless. Since inception throughout September 30, 2012, we incurred an accumulated deficit of $2,264,746, and did not earn any revenue. We do not currently have any revenue producing operations.

We must rely on our sole executive officer to assemble and retain a senior management team; we will be harmed if we are unable to assemble or retain a management team.

Our success will dependent on the efforts, experience and relationships of a management team that must be hired and retained. If our executive officer is unable to continue in this role prior to establishment of a management and support staff, the business would be adversely affected as to its business prospects and earnings potential. We do not currently carry any insurance to compensate for any such loss. Management’s decisions and choices may not take into account standard engineering or managerial approaches marketing companies in the water treatment industry commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

We may find it very difficult for the Company to find suitable employees in the future or to find third-party consultants to assist us.

The Company currently relies heavily upon the services and expertise of its executive officer. In order to implement our business plan, our executive officer recognizes that additional personnel will be required at some point in the future. However, on a near term basis, we will outsource most services and utilize independent consultants as much as possible. Our officer/director is the only personnel at the date of this registration statement. We believe that our management can manage our limited affairs until we can raise additional capital or otherwise generate enough revenues to hire additional management and supporting employees.

Because our sole officer and director owns a large percentage of our voting stock, you will have minimal influence over shareholder decisions.

Our sole officer and director has a significant stock ownership in our Company and will retain significant control of the Company in the future. We anticipate that our officer and director will continue to own a substantial number of the voting power of our outstanding capital stock. As a result of such ownership concentration, he will have significant influence over the management and affairs of our business. He will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

There are many competitors in the water treatment market and we may not be able to effectively compete successfully.

The business of marketing water treatment technology products is highly competitive. This market segment includes numerous technologies, manufacturers, distributors, marketers and retailers that actively compete for the business of commercial and residential water treatment in North America. In addition, the market is highly sensitive to the introduction of new products and technologies that may rapidly capture a significant share of the market. As a result, our ability to become and thereafter remain competitive depends in part upon our successful introduction and end user acceptance of our new water treatment technology product.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, we may have to suspend or cease operations if we fail to raise capital within twelve months.

Our audited financial statements for the year ended December 31, 2011, were prepared using the assumption that we will continue our operations as a going concern. We were incorporated in 1988 and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to successfully complete equity and/or debt financing activities in order to be able to commence operations. Such capital raising activities may not be successful or, if capital is available, it may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. There is not enough cash on hand to fund our administrative expenses and operating expenses or our sales and marketing program for the next twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in the Company.

We are a development stage company, which means our operations may not be successful.

We were incorporated in 1988 and we are considered to be in the development stage. Our ability to achieve and maintain profitability is dependent on the execution of our business plan to generate cash flow to fund future growth. There can be no assurance that our results of operations or marketing strategy will prove successful.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS

If we are unable to obtain additional capital, we may have to curtail or cease operations.

We expect that we will need to raise funds in order to meet our working capital requirements. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available to us, we may have to curtail or cease operations, which would materially harm our business and financial results. To the extent we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Furthermore, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We have no operating history that makes an evaluation of our business difficult.

Our lack of operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenues or results of operations. Our business model, and accordingly our revenue and income potential, is new and unproven. In addition, early-stage companies are subject to risks and difficulties frequently encountered in new and rapidly evolving markets.

We have a new and unproven business model and may not generate sufficient revenues for our business to survive or be successful.

Our business model is based on the successful lunching of water treatment technology products in North America, which products have not been sold previously in North America. In order for our business to be successful, we must not only develop viable marketing channels that directly generate revenues, but also provide educational content to end users to create demand for our water treatment products and technology. Our business model assumes that end users in many markets will see the value of our products and we will be able to generate revenues through sales to end users. Each of these assumptions is unproven, and if any of the assumptions are incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability. At the present time, we have executed memorandums of understanding with two companies and are negotiating formal license agreements to designate us at the exclusive North American distributor to sell their water treatment. However, we have no contracts, arrangements, or agreements with either end users or distributors assuming we become exclusive North American distributor for our products.

Our future operating results are likely to be volatile and may cause our equity value to fluctuate.

Our future revenues and operating results, if any, are likely to vary from quarter to quarter due to a number of factors, many of which are outside of our control. Factors, which may cause our revenues and operating results to fluctuate, include the following:

-	the willingness of distributors to market our products;
-	market acceptance of our products;
-	the timing and uncertainty of sales cycles;
-	new products and services offered by current or future competitors; and
-	general economic conditions, as well as economic conditions specific to the water treatment industry.

We are subject to all of the risks and uncertainties associated with the water treatment industry, all of which may have an adverse impact on our business and results of operations.

Our future operating results will depend upon numerous factors beyond our control, including the acceptability of our products and technology by end users, national, regional and local economic conditions, changes in demographics, the availability of alternative forms of water treatment, critical reviews and existing competition, which change rapidly and cannot be predicted. If we are unable to successfully anticipate and respond to changes in attitude by end users, our business and operating results will be adversely affected.

Current or future government regulations may add to our operating costs.

We may face unanticipated operating costs because of potential changes in governmental regulations related to water treatment standards. We have no assurance that the independent testing to be undertaken by NSF International will result in favorable data that will be accepted by the EPA. Laws and regulations may be introduced and court decisions may be rendered that materially affect the water treatment standards or other characteristics of water deemed to be disinfected. Complying with new regulations and/or court decisions could increase our operating costs. Furthermore, we may be subject to the laws of various jurisdictions where we actually conduct business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could have a material adverse impact on our business and operations.

If we fail to attract end users, distributors or professional sales personnel for our products may have an adverse impact on our business.

Our success will depend upon our ability to attract and retain capable distributors and as well as in-house sales representatives to enter into arrangements with us to sell our products to end users. If we do not continually augment and improve our marketing channels, we may not be able to sustain a sales level that will support our operations without the infusion of additional capital.

If we do not effectively educate end users on the benefits of our products, we will not have sufficient demand for our products.

Our business plan is predicated on our ability to attract active and loyal support from end users interested in our water treatment products. Our target market will be end users that have a specific need in having the safest, purest and healthiest water possible for consumption or utilization in their commercial business. There can be no assurance that there will be significant support from our efforts to educate end users on this new technology of disinfection of water. Failure to achieve recognition and acceptance by end-users in a timely fashion will have a material adverse effect on the sales cycle and may require us to incur unexpected incremental marketing expenses to educate and inform the market place.

Delivery of our products may be interrupted due to international political situations, natural disasters or other causes.

Our products are manufactured mainly in Israel and internal and external situations in Israel can possibly result in production and delivery problems. We are subject to the risk that delivery of our products may be interrupted as a result of natural disasters or capacity constraints with our vendors’ or suppliers’ hardware. Any such interruptions may lead to a loss of customers or distributors and, accordingly, may adversely affect our business and results of operations.

RISKS RELATED TO OUR COMMON STOCK

There is no active trading market for our common stock and none may develop or be sustained.

Our common stock is subject to quotation on the OTC market under the symbol “ADBI”. There is currently no active trading market in the common stock on the OTC market. There can be no assurance that there will be an active trading market for the common stock once the Company becomes a reporting company under the Exchange Act. In the event that an active trading market commences, there can be no assurance as to the market price of the shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

If you purchase shares of our common stock you will experience immediate and substantial dilution.

Our certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $0.0001 per share and 25,000,000 shares of preferred stock, no par value. If you purchase shares common stock, you will incur immediate and substantial dilution in pro forma net tangible book value if we sell additional shares of common stock or issue common stock purchase warrants in the future and these holders of outstanding warrants exercise those warrants, you will incur further dilution. In the event we obtain any additional funding, such financings are likely to have a dilutive effect on the holders of our securities. In addition, we may adopt an employee stock option plan under which officers, directors, consultants and employees will be eligible to receive stock options exercisable for our securities at exercise prices that may be lower than the market price. Such stock option grants, if any, may dilute the value of the securities.

Our common stock trades at a relatively small volume, shareholders may not be able to sell their shares without depressing the market price of the shares.

there is presently only a very limited trading market for our shares of common stock on the OTC market. If a market for our common stock is established, it may be possible that a relatively small volume of shares will trade on a daily basis. A small volume is indicative of an illiquid market. In the event there is a relatively small volume of shares being traded on a daily basis, shareholders may be unable to sell their shares without causing a depressive effect on the price of our common stock.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Upon the filing of this registration statement we will become subject to reporting requirements under the Exchange Act.

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will be required to file quarterly reports on Form 10-Q and annual reports on Form 10-K, which annual report must contain our audited financial statements, as well as to provide certain information about significant acquisitions and other material events. As a reporting company under the Exchange Act, the Company will be required to file a report on Form 8-K or other form appropriate under the Exchange Act. A Form 8-K generally must be filed with the SEC within 4 days.

State Blue Sky Registration, potential limitations on resale of the securities.

The holders of our shares of common stock and those persons, who desire to purchase them in any trading market that might develop, should be aware that there may be state blue-sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market our securities to be a limited one.

It is the present intention of management after the active commencement of operations in the water treatment technology business to seek coverage and publication of information regarding the Company in an accepted publication manual, which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the Registrant issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuer's officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a nonissuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Because the Company has no revenues and has negative cash flow, dividends are therefore unlikely.

We do not expect to pay dividends for the foreseeable future because we have no revenues. The payment of dividends will be contingent upon our future revenues and earnings, if any, capital requirements and overall financial condition. The payment of any future dividends will be within the discretion of our board of directors. It is our expectation that management will determine to retain any earnings for use in business operations and accordingly, we do not anticipate declaring any dividends in the foreseeable future.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION Back to Table of Contents

The following discussion contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use of words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we also may provide forward-looking statements in other materials we release to the public.

Plan of Operation

We are a development-stage company engaged in the water treatment industry. We have not yet generated any revenues from such activities. We continue to incur general corporate operating expenses related to being a public company as we pursue our business plan to focus on our efforts to finalize MOU’s and executing exclusive license agreements with two established companies to become the exclusive North American distributor of unique water treatment technology products manufactured in Israel. Prior to our current water treatment distribution efforts, we were engaged in water industry pursuing the development of water desalination products and equipment. During 2011, our management determined that these development endeavors would require far more financial and personnel resources than those currently available to the Company. We adjusted our business plan which now focuses on the distribution of water treatment technology products rather than development and manufacture of water desalination products.

We do not expect to generate any revenues from water treatment operations until we are able to successfully conclude negotiations to become exclusive North American distributors for water treatment technology products and enter into distribution agreements with third parties and commence our water treatment distribution business in our target markets.

We have nominal operating expenses related to general and administrative expenses being a public company and interest expenses. We incurred $12,374 in operating expenses consisting of general and administrative expenses and interest expenses during the three-month period ended September 30, 2012 compared to $8,214 during the same period in the prior year. During the nine-month period ended September 30, 2012, we incurred operating expenses of $42,606 as compared to $21,642 during the same period in the prior year.

In furtherance of our business plan, we entered into memorandums of understanding ("Memorandums") in February 2012 with: (i) Treatec21 Industries Ltd (treatec21.com/Eng/), an Israeli-based public company with securities traded on the Tel Aviv Exchange; and (ii) Green Eng Absolute Green Engineering Ltd (en.greeneng.biz/), also an Israeli company. Both Treatec21 and Green Eng are engaged in the water treatment industry and the Company plans on entering into formal agreements with either or both entities pursuant to which the Company will be granted exclusive licenses for the distribution of their products in the United States, Canada and Mexico.

While there can be no assurance, the Company believes that it will be able to successfully enter into licensing agreements with Treatec21 and/or Green Eng during 2012.

Liquidity and Capital Resources

On September 30, 2012, we had total assets of $5,710 consisting of $760 in cash and $7,950 in prepaid expenses. We had total current liabilities of $114,515 consisting of $400 in accounts payable, $27,279 in accrued interest and a convertible note in the amount of $86,836. Our accumulated deficit as of September 30, 2012 was $2,264,746.

We used $36,076 in our operating activities during the nine months ended September 30, 2012, which was mainly due to a net loss of $42,606 offset by an increase in accounts payable and accrued expenses of $11,480. We financed our negative cash flow from operations through borrowings from related parties.

We do not have sufficient capital resources to effectuate our business plan. We expect to incur a minimum of $400,000 in expenses during the phase I of our business plan. We estimate that this will be comprised mostly of development and operating expenses including $25,000 towards the EPA certification of each water treatment technology product. Accordingly, we plan to raise these funds through a private offering of our securities or through issuance of convertible debt instruments. We potentially may have to enter into a strategic arrangement with a third party although at present no third party has been identified nor are any negotiations on-going. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Our auditors have issued an opinion on our financial statements which includes a statement describing our going concern status. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations. This is because we have not generated any revenues and no revenues are anticipated until we begin marketing the product. Accordingly, we must raise capital from sources other than the actual sale of the product. We must raise capital to implement our project and stay in business. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last at least twelve months.

There are no limitations in our articles of incorporation on our ability to borrow funds or raise funds through the issuance of restricted common stock to pursue new business opportunities. Our limited resources and lack of operating history may make it difficult to do borrow funds or raise capital. Our inability to borrow funds or raise funds through the issuance of restricted common stock required to facilitate our plan of operation may have a material adverse effect on our financial condition and future prospects. To the extent that debt financing ultimately proves to be available, any borrowing will subject us to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest.

ITEM 3. DESCRIPTION OF PROPERTY. Back to Table of Contents

The Company’s corporate office is located at 1440 West Bitters Road, San Antonio, Texas 78248. This office space, consisting of approximately 100 square feet, rent-free and the Company believes that these facilities are sufficient for the near future or until such time that the Company generates revenues.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. Back to Table of Contents

The table below discloses any person (including any "group") who is known to the Registrant to be the beneficial owner of more than five (5%) percent of the Registrant's common stock securities and the beneficial ownership of Registrant's director and executive officer. As of December 1, 2012, the Registrant had 77,024,299 shares of common stock issued and outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Owned
Yoseph Zekri, CEO and Chairman	21,307,987	27.66
1440 W. Bitters Road, #1931, San Antonio, TX 78248
Ron Weissberg	6,687,900	8.68%
7 Hamitnachalim Street, Ganey Yehuda, Israel
The Villages, FL 32162
Director and Officer (1 person)	100,010,000	27.66%

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS Back to Table of Contents

Our director was elected to serve until the next annual meeting of shareholders and until his respective successors will have been elected and will have qualified. The following table sets forth the name, age and position held with respect to our present director and executive officer:

Name	Age	Title	Date Became Executive Officer
Yoseph Zekri	54	CEO, CFO and Chairman	02/2012
Matthew Schulam	55	former CEO, CFO and Chairman	from 2008 to 02/2012

Yoseph Zekri, 54, has been CEO, CFO and Chairman of the Company since February 2012. Mr. Zekri has extensive experience as a senior executive officer of private businesses, serving since 2010 as CEO and President of Solution's USA, LLC, a private company engaged in importing and selling furniture on both wholesale and retail basis.

Matthew Schulman, 55, served as the President and Director of the Company from 2008 and CEO from March 11, 2011 through January 30, 2012. Mr. Schulman, who has extensive engineering experience in refining, petrochemical and separation technologies, has also served as President of Sentinel Telecom, Inc., a Miami, FL based company, since 2002. Mr. Schulman has also held executive positions with telecom related businesses having responsibilities for project development, marketing, engineering and design, procurement and installation of telecommunications facilities. Mr. Schulman resigned from all positions with the Company in February 2012 to pursue other business opportunities.

Our executive officers are elected by the Board and hold office until the next annual meeting of shareholders and until their successors are elected and qualify.

Compliance With Section 16(a) Of The Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the registrant with copies of all Section 16(a) forms that they file. The officers, directors and 5% shareholder intent to become compliant with the requirements of section 16(a) once the Company becomes subject to the reporting requirements under the Exchange Act.

ITEM 6. EXECUTIVE COMPENSATION Back to Table of Contents

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers during the fiscal years ending December 31, 2011, 2010 and 2009.

Summary Compensation Table
					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Yoseph Zekri, CEO, CFO and Chairman (1)	2011	0	0	0	0	0	0
	2010	0	0	0	0	0	0
	2009	0	0	0	0	0	0
Matthew Schulman, forme CEO, CFO and Chairman (2)	2011	0	0	0	0	0	0
	2010	0	0	0	0	0	0
	2009	0	0	0	0	0	0

(1)(1) Mr. Zekri became the Company's CEO, CFO and Chairman in February 2012 and receives $750 per month in compensation for serving as officer and director.
(2) Mr. Schulman became the Company's CEO, CFO and Chairman 2008 and resigned in February 2012 has not received any cash compensation for serving as officer and director.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE Back to Table of Contents

During the two most recent fiscal years and to date, the Company and its officers, directors and related parties were not engaged in any related party transactions involving amounts exceeding $120,00, and in which any related person had or will have a direct or indirect material interest.

ITEM 8. LEGAL PROCEEDINGS Back to Table of Contents

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

ITEM 9. MARKET PRICE OF FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTER Back to Table of Contents

Market Information

The Company’s common stock is subject to quotation on the OTC market under the symbol “ADBI”. There is currently no active trading market in the common stock on the OTC market. There can be no assurance that there will be an active trading market for the common stock once the Company becomes a reporting company under the Exchange Act. In the event that an active trading market commences, there can be no assurance as to the market price of the shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.
	Fiscal 2011		Fiscal 2010		Fiscal 2009
	High	Low	High	Low	High	Low
First Quarter ended March 31	$0.12	$0.01	$6.90	$1.66	$110	$12
Second Quarter ended June 30	$0.03	$0.01	$6.50	$0.98	$75	$15
Third Quarter ended September 30	$0.02	$0.01	$1.55	$0.11	$31	$8.7
Fourth Quarter ended December 31	$0.01	$0.01	$1.05	$0.05	$12	$3

As of December 1, 2012, our shares of common stock were held by approximately 166 shareholders. The transfer agent of our common stock is Transfer Online, 512 SE Salmon Street, Portland, OR 97214-3444, Phone: (503) 227-2950.

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES Back to Table of Contents

During the year 2010, we issued 63,983,000 shares of our common stock in exchange for services rendered by a former officers and directors. The shares were valued at $991,737 or about $0.0155 per share which reflected the weighted average market value at the time of issuance. We also issued 5,689,041 shares valued at $56,890 in connection with a settlement of a $50,000 related party note and accrued interest. In addition, we issued 2,000 restricted shares valued at $2,000 for services provided.

The Company believes that the issuances and sale of the restricted shares were exempt from registration pursuant to Section 4(2) of the Act as privately negotiated, isolated, non-recurring transactions not involving any public solicitation. The recipients in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate restrictive legends are affixed to the stock certificates issued in such transactions. All recipients of restricted shares either received adequate information about the Company or had access, through employment, relation and/or business relationships with the Company to such information.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED Back to Table of Contents

Capital Stock

The Corporation’s authorized shares of common stock is 500,000,000 shares, par value $0.0001, and 25,000,000 shares of preferred stock, no par value. Each share of common stock entitles a stockholder to one vote on all matters upon which shareholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Our shareholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to shareholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Provisions Having A Possible Anti-Takeover Effect

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS Back to Table of Contents

We are incorporated in the State of New Jersey. Section 14A:3-5 of the Business Corporation Law of the State of New Jersey provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

The New Jersey Business Corporation Act and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors and our employees. The bylaws require us to indemnify such persons to the fullest extent permitted by New Jersey law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA Back to Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Michael F. Cronin
Certified Public Accountant
Orlando, FL 32708

Board of Directors and Shareholders
ADB International Group, Inc
West Palm Beach, Florida

I have audited the accompanying consolidated balance sheets of ADB International Group, Inc. as of December 31, 2011 and 2010 and the related statements of operations, stockholders' deficiency and cash flows for the years then ended. The financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADB International Group, Inc. as of December 31, 2011 and 2010 and the results of its operations, its cash flows and changes in stockholders' deficiency for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred a $31,000 loss from operations. The Company may not have adequate readily available resources to fund operations through 2012. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 31, 2012
/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant
FL NY

Orlando, Florida

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Consolidated Balance Sheets as of December 31, 2011 and 2010

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$-	$-
Prepaid expenses	-	-
Total current assets	-	-

Total Assets	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accountants payable-trade	$-	$465
Accrued expenses	36,699	16,842
Convertible notes payable to related parties	100,000	100,000
Total current liabilities	136,699	117,307

Stockholders' deficiency:
Preferred stock, no par value; 25,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; and
69,974,299 issued and outstanding at December 31, 2011 and 2010	69,974	69,974
Additional paid in capital	2,015,467	2,003,467
Accumulated deficiency	(2,222,140)	(2,190,748)
Total stockholders' equity deficiency	(136,699)	(117,307)
Total Liabilities and Stockholders' Equity (Deficiency)	$-	$-

See Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Consolidated Statements of Operations
For the Years Ended December 31, 2011 and 2010

		Year	Year
		Ended	Ended
		December 31, 2011	December 31, 2010
Revenue		$-	$-
Cost and expenses:
Cost of goods sold		-	-
General and administrative		16,535	1,044,227
Interest expense		14,857	15,205
Total costs and expenses		31,392	1,059,432

Loss from continuing operations before income taxes		(31,392)	(1,059,432)
Income taxes		-	-
Net loss		$(31,392)	$(1,059,432)

Basic and diluted per share amounts:
Continuing operations	$	Nil	$(0.03)
Basic and diluted net loss	$	Nil	$(0.03)

Weighted average shares outstanding (basic and diluted)		69,974,299	35,137,279

See Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Consolidated Statement of Changes in Stockholders' Deficiency

			Additional	Accumulated
	Common		Paid-in	Deficit during the
	Shares	Amount	Capital	Development Stage

Balance at December 31, 2009	300,258	$300	$1,022,515	$(1,131,316)
Stock issued for cash	2,000	2	1,998	-
Stock issued for services	63,983,000	63,983	927,754	-
Stock issued upon conversion of debt	5,689,041	5,689	51,201	-
Net loss	-	-	-	(1,059,432)
Balance at December 31, 2010	69,974,299	69,974	$2,003,467	$(2,190,748)
Value of services provided without cost	-	-	12,000	-
Net loss	-	-	-	(31,392)
Balance at December 31, 2011	69,974,299	69,974	$2,015,467	$(2,222,140)

See Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010

	Year	Year
	Ended	Ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net loss	$(31,392)	$(1,059,432)
Adjustments required to reconcile net loss to net cash used in operating activities:
Fair value of services provided without cost	12,000	1,041,737
Expenses paid by issuance of equity instruments	-	6,890
Increase (decrease) in accounts payable and accrued expenses	12,392	8,630
Net cash used in operating activities	-	-

Cash flows from investing activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from issuance of common stock	-	2,000
Net cash provided by financing activities	-	2,000

Change in cash	-	(175)
Cash - beginning of period	-	175
Cash - end of period	$-	$-

See Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

ADB INTERNATIONAL GROUP, INC.
Background and Significant Accounting Policies
December 31, 2011

The Company

Organizational Background

ADB International Group, Inc., (“ADBI” or the “Company”) is a New Jersey corporation based in Florida with offices in Israel. ADB International Group, Inc. (“ADBI”) is a holding company with two subsidiaries, Centriforce Technology Corp. (Centriforce), which is wholly owned by ADBI, and Subsea Oil Technologies, Inc., which is 50% owned.

Subsea

ADBI owns 50% of the outstanding common stock of Subsea. Subsea is the assignee of United States Patent Application No. 12/822,324 entitled “METHOD AND APPARATUS FOR CONTAINING AN UDERSEA OIL AND/OR GAS SPILL CAUSED BY A DEFECTIVE BLOWOUT PREVENTER (BOP)”. The Patent Application was filed on June 24, 2010. The technology described in the Patent Application could be used to contain a deep water undersea oil and gas well blowout. We intend to seek licensees for this technology.

Recent Developments

On January 30, 2012, ADBI relinquished its 100% ownership and all rights to Centriforce Technology Corporation and its 50% ownership in SubSea. The underlying assets of both Centriforce and SubSea had no value at that time.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Property and Equipment

New property and equipment are recorded at cost. Property and equipment included in the bankruptcy proceedings and transferred to the Trustee had been valued at liquidation value. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Valuation of Long-Lived Assets

We review the recoverability of our long-lived assets including equipment, goodwill and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Stock Based Compensation

Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company’s common stock, the estimated volatility of the Company’s common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock

We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Fair Value of Financial Instruments

FASB ASC 825, “Financial Instruments,” requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. FASB ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 2011 and 2010, the carrying value of certain financial instruments (cash and cash equivalents, accounts payable and accrued expenses.) approximates fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

Earnings per Common Share

We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Income Taxes

We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Uncertain Tax Positions

The Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN No. 48”) which was effective for the Company on January 1, 2007.  FIN No. 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN No. 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.  The tax benefits recognized in the financial statements from such position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements.

Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2007. We are not under examination by any jurisdiction for any tax year. At December 31, 2011 we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required under FIN 48.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASC update No. 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  The amendments in this update result in common fair value measurement and disclosure requirements in US generally accepted accounting principles ("U.S. GAAP") and International Financial Reporting Standards ("IFRS").  Consequently, the amendments converge the fair value measurement guidance in U.S. GAAP and IFRS.  Some of the amendments clarify the application of existing fair value measurement requirements, while other amendments change a particular principle in ASC 820. The amendments in this update that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements include the following:

1) measuring the fair value of financial instruments that are managed within a portfolio,

2) application of premiums and discounts in a fair value measurement, and

3) additional disclosures about fair value measurements.  The amendments in this update are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011.

In June 2011, the FASB issued ASC update No. 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income.  The FASB decided to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity, among other amendments in this update.  The amendments require that all non-owner changes in stockholder’s equity be presented in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, the Company is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and total for other comprehensive income, along with a total for comprehensive income.

The entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of comprehensive income are presented.  The amendments in this update should be applied retrospectively, and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

ADB INTERNATIONAL GROUP, INC.
Notes to Consolidated Financial Statements
December 31, 2011

1. Income Taxes

We have adopted ASC 740, Income Taxes, which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. Our net operating loss carryovers incurred prior to 2007 considered available to reduce future income taxes were reduced or eliminated through our recent change of control (I.R.C. Section 382(a)) and the continuity of business limitation of I.R.C. Section 382(c).

We have a current operating loss carry-forward of $50,000 resulting in deferred tax assets of $15,000. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all our net deferred tax asset.

Future utilization of currently generated federal and state NOL and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carry-forwards before full utilization.

2. Commitments

The Company is not a party to any leases and does not have any commitments.

3. Stockholders' Equity

Common Stock

We are currently authorized to issue up to 500,000,000 shares of $ 0.001 par value common stock. All issued shares of common stock are entitled to vote on a 1 share/1 vote basis.

Preferred Stock

We are currently authorized to issue up to 25,000,000 shares of preferred stock, no par value per share. Subject to the requirements of the State of New Jersey, the Board of Directors is authorized and empowered to issue shares of preferred stock in one or more series and with such designations, preferences and limitations as the Board of Directors, in its business judgment, determines is in the best interest of the Company.

Common Stock Issued for Services

During 2010, we issued 63,983,000 shares of our common stock in exchange for services rendered by current and former officers and directors. The shares were valued at $991,000 or about $0.0155 per share which reflected the weighted average market value at the time of issuance. We also issued 5,689,041 shares in settlement of a $50,000 related party note and accrued interest.

Stock Options

There are no employee or non-employee option grants.

4. Related Party Transactions not Disclosed Elsewhere

On January 20, 2009, the Company issued a one-year convertible note payable in the amount of $50,000 to the then secretary of the corporation, Haim Silber, in exchange for services Mr. Silber, a former officer and director, was issued an additional one-year convertible note for $50,000 as payment for services in 2010. The notes are convertible at $.01 per share and bear an initial interest rate of 10%. Accrued interest at December 31, 2011 and 2010 was $31,699 and $16,842, respectively. The 2009 note is currently in default.

Fair value of services: The principal stockholder provided, without cost to the Company, his services, valued at $800 per month which totaled $ 9,600 for 2011. The principal stockholder also provided, without cost to the Company, office space valued at $200 per month, which totaled $2,400 for the twelve-month periods ended December 31, 2011. The total of these expenses was reflected in the statement of operations as general and administrative expenses with a corresponding contribution of paid-in capital.

5. Subsequent Events

On July 13, 2010, Sub Sea Oil Technologies, Inc, a corporation 50% owned by ADBI, became the assignee of a United States patent application for a “method and apparatus of containing an underwater oil or gas spill caused by a defective blow-out preventer.” The assignment was acquired in exchange for 50,000 shares of ADBI stock and a percentage of future revenues. The value of the shares was determined to be nil. The patent application remains pending and is valued at $0.

On January 30, 2012, ADBI relinquished its 100% ownership and all rights to Centriforce Technology Corporation and its 50% ownership in Sub Sea Oil Technologies, Inc. The underlying assets of both Centriforce and SubSea had no value at that time.

INTERIM UNAUDITED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 Back to Table of Contents

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Balance Sheets as of September 30, 2012 (Unaudited) and 2011

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash	$760	$-
Prepaid expenses	4,950	-
Total current assets	5,710	-

Total Assets	$5,710	$-

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accountants payable-trade	$400	$-
Accrued expenses	27,279	36,699
Convertible notes	86,836	100,000
Total current liabilities	114,515	136,699

Stockholders' deficiency:
Preferred stock, no par value; 25,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; and
77,024,299 and 69,974,299 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	77,024	69,974
Additional paid in capital	2,078,917	2,015,467
Accumulated deficiency	(2,264,746)	(2,222,140)
Total stockholders' equity deficiency	(108,805)	(136,699)
Total Liabilities and Stockholders' Equity (Deficiency)	$5,710	$-

The accompanying notes to financial statements are integral part of these financial statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Statements of Operations
For the Three and Nine Months Ended September 30, 2012 and 2011

		Three Months		Three Months		Nine Months		Nine Months
		Ended		Ended		Ended		Ended
		September 30, 2012		September 30, 2011		September 30, 2012		September 30, 2011
Revenue		$-		$-		$-		$-
Cost and expenses:
Cost of goods sold		-		-		-		-
General and administrative		9,091		4,500		33,276		10,500
Interest expense		3,283		3,714		9,330		11,142
Total costs and expenses		12,374		8,214		42,606		21,642

Loss from continuing operations before income taxes		(12,374)		(8,214)		(42,606)		(21,642)
Income taxes		-		-		-		-
Net loss		$(12,374)		$(8,214)		$(42,606)		$(21,642)

Basic and diluted per share amounts:
Continuing operations	$	Nil	$	Nil	$	Nil	$	Nil
Basic and diluted net loss	$	Nil	$	Nil	$	Nil	$	Nil

Weighted average shares outstanding (basic and diluted)		77,024,299		69,974,299		75,840,722		69,974,299

The accompanying notes to financial statements are integral part of these financial statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Statements of Cash Flows
For the Nine Months Ended September 30, 2012 and 2011 (Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net loss	$(42,606)	$(21,642)
Adjustments required to reconcile net loss to net cash used in operating activities:
Fair value of services provided without cost	-	9,000
Increase (decrease) in accounts payable and accrued expenses	11,480	12,642
Net cash used in operating activities	(36,076)	-

Cash flows from investing activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from related party borrowing	36,836	-
Net cash provided by financing activities	36,836	-

Change in cash	760	-
Cash - beginning of period	-	-
Cash - end of period	$760	$-

The accompanying notes to financial statements are integral part of these financial statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
Notes to Unaudited Interim Financial Statements
September 30, 2012

1. Basis of Presentation

The Financial Statements presented herein have been prepared by us in accordance with the accounting policies described in our December 31, 2011 Annual Report and should be read in conjunction with the Notes to Financial Statements which appear in that report.

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on going basis, we evaluate our estimates, including those related intangible assets, income taxes, insurance obligations and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of management, the information furnished in these interim financial statements reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the three and nine-month periods ended September 30, 2012 and 2011. All such adjustments are of a normal recurring nature. The Financial Statements do not include some information and notes necessary to conform to annual reporting requirements.

Emerging Growth Company Critical Accounting Policy Disclosure: We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

2. Stockholders' Equity

Stock Issued upon conversion of debt

During the nine months ended September 30, 2012 we issued 7,050,000 shares of our common stock in settlement of $50,000 due to a former party plus associated accrued interest of $20,500.

3. Disposition of Inactive Subsidiaries

On January 30, 2012 ADBI relinquished its 100% ownership and all rights to Centriforce Technology Corporation and its 50% ownership in Sub Sea Oil Technologies, Inc. The underlying assets of both Centriforce and SubSea had no value at that time.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE Back to Table of Contents

Not Applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS Back to Table of Contents

(a) See the index to financial statements.

(b) Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit	Description of Exhibit
3.1	Articles of Incorporation, as amended, filed herewith.
3.2	Bylaws, filed herewith.
23	Consent of Independent Registered Public Accounting Firm, filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 3, 2012

ADB International Group, Inc.
By: Yoseph Zekri, CFO, CFO and Chairman
/s/ Yoseph Zekri